Exhibit 10.1
September 29, 2011
By Hand Delivery
Francesco Granata
Biogen Idec Inc.
133 Boston Post Road
Weston, MA 02493
     Re: Separation Agreement
Dear Francesco:
     The purpose of this Separation Agreement (this “Agreement”) is to confirm the terms of your separation from Biogen Idec Inc. or one of its subsidiaries (“Biogen Idec” or “the Company”). The Severance Pay and Benefits being offered to you as described below are conditioned on you signing and not revoking this Agreement and complying with all of its provisions.
     1. Separation. Your employment with Biogen Idec will terminate on February 29, 2012 (your “Separation Date”), provided you sign this Agreement.
     2. Pay and Benefits Prior to Your Separation Date. From today through your Separation Date, you will continue to receive your regular base pay, subject to applicable payroll withholdings, and will continue to receive benefits for which you are eligible under the Company’s benefit plans, including the accrual of vacation days. Upon your Separation Date, Biogen Idec will pay you all unpaid wages due through that date, including all accrued but unused vacation. You agree that with these payments, Biogen Idec will have paid you all compensation, wages, and bonuses due in connection with your employment. Unless otherwise provided for in this Agreement, benefits which have vested under any other employee benefit plan of the Company on or before the Separation Date will be managed in accordance with and subject to the terms and conditions of such plans. For avoidance of doubt, by remaining employed through the Separation Date, you will be eligible to receive an annual bonus for 2011 at least equal to $373,200. In addition, the long term incentive awards granted to you in 2010 and 2011 (collectively, the “ LTI Awards”), copies of which are attached as Exhibit A hereto, will be eligible to vest subject to and in accordance with the terms of such grants as reflected in the grant agreements, it being understood that the payments under the LTI Awards shall be calculated in the same manner for you as payments under similar awards to the Company’s other executive officers and that by remaining employed through the Separation Date, you will have satisfied the continued employment requirement set forth in Section 2.B. of each LTI Award with respect to the installment eligible to vest thereunder in February 2012 regardless of when the Compensation and Management Development Committee determines the degree to which performance criteria has been satisfied.
     3. Conditional Severance Pay and Benefits. In exchange for the mutual promises set forth in this Agreement, including the release of claims in this Agreement, Biogen Idec agrees to provide you with the following severance pay and benefits (the “Severance Pay and Benefits”), including benefits under the Severance Plan for EVP, Global Commercial Operations dated January 6, 2010 and as amended by that certain letter dated June 3, 2011, provided you: (i) fulfill all of the conditions set forth in this Agreement; (ii) do not voluntarily resign before the Separation Date; and (iii) sign, timely return and do not revoke this Agreement pursuant to paragraph 9 below;
(i)	A lump sum gross severance payment in the amount of $1,692,600 less all applicable payroll taxes and witholdings. This payment will be paid within 15 business days of the later of the Effective Date (as defined in paragraph 9 below) or your Separation Date.

(ii)	A monthly payment taxable to you equal to the monthly cost of COBRA coverage you have elected and commenced to receive under the Company’s health, dental and/or vision plan. You will be required to pay the full cost of such COBRA coverage without any subsidy from, or contribution by, the Company. After the commencement of such COBRA coverage, that monthly payment will be sent to you by regular mail on or about the 15th day of each month until the End Date as defined below. Such taxable monthly payment shall be reduced by all applicable tax withholding, as determined by the Company, and you will be responsible for all taxes due on all such monthly payments. (As an illustrative example only, if the monthly COBRA cost for March 2012 for the Company COBRA coverage you elect is $2000 and applicable tax withholding rate is 40%, the check for that month of March 2012 would be for $1200 ($2000 less $800 tax withholding), although you would be obligated to pay the Company the full monthly COBRA cost of of $2000 for that month without any subsidy from, or contribution by, the Company.) Such monthly payments to you will permanently cease upon the “End Date” defined as the earliest of (a) the date you cease to be covered under any of the COBRA coverages you elected through the Company for any reason, (including, but not limited to, your failure to pay the full amount of any monthly COBRA cost on a timely basis under COBRA), (b) the date you become eligible to participate in the medical, dental and/or vision plans of any third party employer, (c) the date you become eligible for health benefits under any type of governmental plan, (including, but not limited to any health benefit program provided by or through the country of Italy) and (d) November 30, 2013. You agree to immediately notify the

Company in writing upon the first to occur of any of the events described in (a), (b) or (c) of this subparagraph (ii).

(iii)	The Company will pay for the reasonable costs of up to nine (9) months of executive level outplacement services with Essex Partners.
     4. Acknowledgements. You acknowledge and agree that this Agreement and the Severance Pay and Benefits to be provided to you are not intended to, and shall not constitute a severance plan and shall confer no benefit on anyone other than Biogen Idec and you. You acknowledge and agree that your receipt of the Severance Pay and Benefits is expressly conditioned upon your signing and not revoking this Agreement. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including without limitation, any allegations of corporate fraud or unlawful conduct.
     You acknowledge and agree that, but for providing this waiver and release, complying with all of the terms and conditions of this Agreement, you would not be receiving the Severance Pay and Benefits described herein. In addition, if you resign or the Company terminates your employment due to a material violation of Company policy or practices, as determined in good-faith by the Company, prior to your Separation Date, you agree and acknowledge that you will not be entitled to the Severance Pay and Benefits described above.
     5. Forfeiture of Unvested LTI Awards. The portion of the LTI Awards that requires continued employment after 2012 will be forfeited and revert to Biogen Idec on the Separation Date. In addition, the portion of the LTI Awards that is eligible to vest in February 2012 but does not vest at that time due to failure to achieve applicable performance goals will be forfeited and revert to Biogen Idec on the Separation Date. You acknowledge and agree that you do not have now, and will not in the future have, rights to vest in any equity grants under any stock option or equity plan (of whatever name or kind) that you participated in or were eligible to participate in during your employment with Biogen Idec other than the LTI Awards.
     6. Return of Company Property; Confidentiality; Non-Disparagement. Upon your Separation Date, you must promptly return to Biogen Idec all property and documents of Biogen Idec in your custody and possession, including but not limited to computers, phones, PDAs, keys, company issued cars, badges, supplies, CDs, electronic storage devices, credit cards, folders, files, and data, whether electronic or otherwise. Failure to return any Biogen Idec property promptly upon request by the Company on or after the Separation Date renders you ineligible to receive the Severance Pay and Benefits. You also agree to abide by any and all common law and/or statutory obligations relating to the protection and non-disclosure of Biogen Idec’s trade secrets and/or confidential and proprietary documents and information. In addition, by accepting this Agreement, you hereby confirm that you have previously executed Biogen Idec’s Employee Proprietary Information and Inventions and Dispute Resolution Agreement (the “PII Agreement”) in the form attached hereto, and that certain U.S. Noncompetition Agreement dated 12/22/2009 (the “Noncompete Agreement”) attached hereto and incorporated herein by this reference, and you hereby reaffirm and agree to all obligations under the PII Agreement and the Noncompete Agreement that survive the termination of your employment.

     Until such time as the Company has filed this Agreement with the Securities and Exchange Commission, you agree that all information relating in any way to the subject matter of this Agreement, including the existence and provisions of this Agreement will be held confidential by you and will not be publicized or disclosed to any person other than an immediate member of your family or your legal counsel, accountant or financial advisor (provided that any such individual to whom disclosure is made shall be bound by these confidentiality obligations), or state or federal tax authority or interested government agency. Nothing in this Agreement shall be construed to prevent you from responding truthfully and completely to any lawfully issued court order or subpoena or from communicating with a government agency.
     You further agree that you will not make any statements that are disparaging about or adverse to the business interests of Biogen Idec or which are intended to harm the reputation of Biogen Idec including, but not limited to, any statements that disparage any product, service, finances, capability or any other aspect of the business of Biogen Idec.
     7. Release of Claims. In consideration for the Severance Pay and Benefits provided to you by Biogen Idec as described in this Agreement, you hereby agree to unconditionally, irrevocably, absolutely and forever release and discharge Biogen Idec and any of its divisions, affiliates, subsidiaries, related entities, and its and their current and former directors, officers, employees, attorneys, agents, successors and assigns (collectively “Releasees”), from any and all claims, demands, actions, liabilities, obligations, expenses, attorneys’ fees and causes of action, of every kind and nature, in law, equity and otherwise, whether known or unknown, which you ever had, now have, or which may hereafter accrue in connection with any event, act or occurrence arising prior to the date that you execute this Agreement, including but not limited to all matters that arise in any way out of your employment or separation from employment with Biogen Idec.
     Without limiting the foregoing general waiver and release, you specifically waive and release Biogen Idec from any claims arising from or related to your employment relationship with Biogen Idec or the termination thereof, including without limitation: (i) claims under any state (including, without limitation, Massachusetts, California, North Carolina or any other state where you worked for Biogen Idec) or federal employment related statute, regulation or executive order (including but not limited to the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Sarbanes-Oxley Act of 2002, the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (including any similar state statute) (“WARN”), 29 U.S.C. § 2101 et seq., and the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq.,), fair employment practices, federal or state “whistleblower” statutes, or other employment related statute, regulation or executive order (as they may have been amended through the date on which you sign this Agreement); (ii) claims under any state (including, without limitation, Massachusetts, California, North Carolina or any other state where you worked for Biogen Idec) or federal common law theory; (iii) regulations, rules, or common law for breach of contract; breach of the covenant of good faith and fair dealing; wrongful discharge; violation of privacy; termination in violation of public policy; employment discrimination, harassment, or retaliation; infliction of emotional distress; negligence; defamation; and fraud; and (iv) claims for continued pay and benefits, non-payment of wages or benefits, unvested stock options or incentive/bonus compensation (including, but not limited to, claims for unvested LTI Awards) or reinstatement to employment of any kind or description whatsoever; and (v) any other claim arising under state, federal or local law. This release shall not extend to claims for state unemployment or workers’ compensation benefits or any other claims that cannot lawfully be waived or released by this Agreement.
     Consistent with the federal Age Discrimination in Employment Act and any equivalent state or local law, nothing in this release shall be deemed to prohibit you from challenging the validity of this release. Additionally, nothing in this Agreement shall be deemed to prohibit you from filing a charge or complaint alleging employment-related discrimination, harassment or retaliation with the Equal Employment Opportunity Commission (“EEOC”) or other federal or equivalent state or local agency, or from participating in any investigation or proceeding conducted by the EEOC or other federal or equivalent state or local agency. Further, nothing in this release or Agreement shall be deemed to limit Biogen Idec’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal, state or local discrimination laws, or Biogen Idec’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal state or local discrimination laws.
     You expressly waive your right to recover any type of personal relief from Biogen Idec or any other Releasees, including monetary damages or reinstatement, in any administrative action or proceeding, whether state, federal or local, and whether brought by you or on your behalf by an administrative agency, related in any way to the matters released herein. You also represent that, as of the date you sign this Agreement, you have no pending lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or any other Releasees in any court of law regarding the matters released above. You further represent that you have no pending administrative charge or complaint seeking personal relief against the Company or any Releasees.
     Notwithstanding anything herein to the contrary, this general waiver and release does not apply to (i) your rights with respect to the enforcement of this Agreement, including but not limited to the right to receive Severance Pay and Benefits (as defined in this Agreement), (ii) your vested rights under any retirement benefit or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Company or under COBRA; and (iii) your right to indemnification pursuant to that certain Indemnification Agreement between you and the Company effective as of June 10, 2011 (the “Indemnification Agreement”).
     8. Non-solicitation. You also agree that, for a period of two (2) years following the Separation Date, you will not, directly or indirectly, whether for your own benefit or for the benefit of another person or entity, solicit, entice, induce or persuade any employee of the Company to terminate his or her relationship with the Company.

     9. Older Worker Benefit Protection Act (“OWBPA”) and Acceptance Procedures. This Agreement is intended to release and discharge any claims you may have under the Age Discrimination in Employment Act. To satisfy the requirements of the OWBPA: (i) Biogen Idec hereby advises you to consult with an attorney concerning this release; (ii) you will have 21 days from your receipt of this Agreement to consider and accept the provisions of this Agreement, and you may accept this Agreement by signing and returning the Agreement to Luci Celona no later than 21 days after your receipt of this Agreement; (iii) you may revoke your acceptance of this Agreement within seven days after the date you sign this Agreement by delivering a written notice of revocation to Luci Celona, postmarked or delivered in-hand, at Biogen Idec Inc., 133 Boston Post Road, Weston, MA 02493, prior to expiration of the seven-day period; (iv) this Agreement will not become final and binding upon the parties until the eighth day after you sign it (the “Effective Date”); and (v) this Agreement does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. Any signature delivered by email or facsimile transmission under this paragraph shall have the same force and effect as an original signature.
     10. Cooperation. You agree that you will reasonably cooperate fully with Biogen Idec in the defense or prosecution of any claims or actions now in existence or which may be brought in the future or on behalf of Biogen Idec or its agents. Your full cooperation in connection with such claims or actions shall include, but not be limited to, your being reasonably available to meet with Biogen Idec’s counsel to prepare for trial or discovery or an administrative hearing and to act as a witness when requested by Biogen Idec at reasonable times designated by Biogen Idec. Nothing in this paragraph is intended or should be construed as requiring anything other than your cooperation in providing truthful and accurate information. Notwithstanding the foregoing, a condition for you providing any such assistance is that the Company shall indemnify you for any and all liability you may incur in connection with providing such cooperation to the same extent as if you were still an executive officer of the Company.
     11. No Admissions. By entering into this Agreement, the Releasees make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
     12. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, and assigns. You agree not to assign any of your rights or obligations under this Agreement or any other agreements incorporated herein.
     13. Breach. In the event of your material breach of paragraphs 6 or 8 of this Agreement, or of any provision of the PII Agreement or Noncompete Agreement: (a) all of Biogen Idec’s obligations under this Agreement shall cease and (b) you agree to repay Biogen Idec in full for value of the Severance Pay and Benefits paid to you pursuant to this Agreement. This provision shall in no way affect Biogen Idec’s ability to recover other damages, or obtain any other form of relief, otherwise available as a result of your breach of the this Agreement, the PII Agreement or the Noncompete Agreement.

     14. Indemnification and Insurance. You shall be entitled after the Separation Date to indemnification in accordance with and subject to the terms of the Indemnification Agreement for actions taken while employed by the Company as well as for actions taken thereafter but only in connection with cooperating with Biogen Idec as required by paragraph 10 above.
     15. Miscellaneous. Except for the agreements and documents expressly incorporated herein (e.g., your obligations set forth in the PII Agreement, the Noncompete Agreement and the Indemnification Agreement), this Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement between Biogen Idec and you in respect of your separation from Biogen Idec. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by Biogen Idec and you. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts. The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment and separation of employment from Biogen Idec, shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim relating to (i) your employment and separation of your employment, and (ii) the terms and provisions of this letter Agreement or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction. Both parties acknowledge that the venue shall exclusively lie in Massachusetts and that material witnesses and documents would be located within Massachusetts. Both parties further agree that, to the fullest extent permitted by law, any such action, demand, claim or counterclaim shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury. The provisions of this Agreement are severable. Should any provision of this Agreement be determined to be invalid, illegal or unenforceable in part, it shall be enforced to the maximum extent allowed under the law. If any provision is determined to be invalid, illegal or unenforceable in its entirety, all remaining parts, terms and provisions of the Agreement shall remain valid and enforceable, and the illegal or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.
     It is Biogen Idec’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you are encouraged and have been given an opportunity to consult with legal counsel. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel, that your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress and that neither Biogen Idec nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.
     If you agree to the foregoing, please sign, date and return the enclosed copy of this Agreement in the manner specified in paragraph 9 above, by no later than 21 days from your receipt of this Agreement.

     We would like to extend our appreciation to you for your past service, and our sincere hope for success in your future endeavors.
Sincerely,
/s/ Luci Celona
Luci Celona
Vice President, Human Resources
     The terms and conditions of the foregoing Separation Agreement are agreed to and accepted by me on September 29, 2011.

/s/ Francesco Granata
Francesco Granata

U.S. NONCOMPETITION AGREEMENT
     This Noncompetition Agreement (the “Agreement”) is made and entered into between Biogen Idec Inc., inclusive of its affiliates and subsidiaries, (the “Company”) and Employee, effective on the date in which Agreement is fully executed.
     Employee acknowledges that during the course of the employment relationship between the Company and Employee, Employee has or will have access to Confidential Information, as defined in Biogen Idec’s Proprietary Information and Inventions and Dispute Resolution Agreement; and
     Employee acknowledges that the Company is engaged in a business that is highly competitive and where competitive advantage is, in part, based on Confidential Information. Employee further acknowledges that if Employee were to compete in that business during his/her employment or during the first twelve months after his/her employment terminates, it would cause severe and substantial harm to the Company.
     In consideration of the Company’s offer of employment, which Employee acknowledges he/she would not otherwise receive, Employee agrees as follows:
     1. Non-Competition
     Employee agrees that during the term of his/her employment with the Company, and during the twelve months immediately following termination of his/her employment for any reason whether voluntarily or involuntarily, Employee shall not directly or indirectly, as an individual, proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender, or in any other capacity whatsoever:
     (a) engage in, become financially interested in, be employed by or have any business or professional connection with any Competing Business (as hereinafter defined) in the United States, provided, however, that Employee may own any securities of any company which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent of any class of stock or securities of such company.
     (b) For purposes of this Paragraph 1, a “Competing Business” shall mean any company, including any division, department or affiliate thereof, which offers a product with an indication for which Biogen Idec has marketed products, including, but not limited to, Novartis (including Sandoz), Merck Serono and/or Teva Pharmaceutical Industries Ltd.
     2. Reasonableness
     Employee agrees that the limitations set forth in this Agreement are reasonable given the highly competitive nature of the Company’s business and are required for the Company’s protection based upon numerous factors including the Confidential Information to which Employee will have or has had access during Employee’s employment with the Company.
     3. Injunctive Relief
     Employee acknowledges that a breach of this Agreement will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate. As a result, Employee agrees that in the event of such a breach or threat of such a breach the Company shall, in

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addition to any other remedies available to it, have the right to injunctive relief without the necessity of posting a bond.
     4. Request for Waiver
     In the event that Employee believes that employment otherwise in violation of this Agreement would not harm the Company’s legitimate business interests, the Employee may request the Company to waive the restrictions contained in this Agreement. Any such request shall be made in writing to the Executive Vice President, Human Resources, Public Affairs and Communications and shall identify the business with whom the Employee seeks to associate and describe the duties that the Employee seeks to perform. The Company has the sole discretion whether to grant such a waiver and no waiver of any restrictions under this Agreement shall be effective unless in writing and signed by the Company’s Executive Vice President, Human Resources, Public Affairs and Communications.
     5. Governing Law
     This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without reference to its principles of conflict of laws, and Employee agrees that any claims or causes of action which arise out of this Agreement shall be instituted and litigated only in, and Employee voluntarily submits to the jurisdiction over Employee’s person by a court of competent jurisdiction located within the Commonwealth of Massachusetts. This Agreement is intended to supplement, and not supersede, any remedies or claims that may be available to the Company under applicable law, including any claims asserting misappropriation of trade secrets or unfair trade practices.
     6. Entire Agreement
     This Agreement contains the complete understanding between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, previously entered into between them with respect to the subject matter herein. Notwithstanding anything in the foregoing sentence to the contrary, your obligations under the Biogen Idec’s Proprietary Information and Inventions and Dispute Resolution Agreement shall continue in full force and effect.
     7. Amendment, Modification or Waiver
     No provision of this Agreement may be amended, or modified unless such amendment or modification is in writing, signed by the Employee and by an authorized officer of the Company. No act or failure to act by the Company will waive any right, condition or provision contained herein. Any waiver by the Company must be in writing and signed by an authorized officer of the Company to be effective.
     8. Severability
     In case anyone or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or other unenforceable provision had never been contained herein. If, moreover, anyone or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope or subject, it shall be construed by limiting it and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

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     9. Prior Obligations
     Employee warrants and represents to the Company that his/her employment by the Company and execution and performance of this Agreement does not conflict with any prior obligations to third parties, and Employee agrees that he/she will not disclose to the Company any proprietary information of any former or concurrent employer, unless consented to by such employer. Any violation of this paragraph by Employee may result in the immediate termination of his or her employment with the Company.
     10. Miscellaneous
     (a) Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employ Employee, and the Agreement shall not affect in any way the right of the Company to terminate the employment of Employee at any time and for any reason. By Employee’s execution of this Agreement, Employee acknowledges and agrees that Employee’s employment is “at will.”
     (b) Employee’s obligations hereunder shall continue in full force and effect in the event that Employee’s job title or responsibilities with the Company change subsequent to the execution of the Agreement, without the need to execute a new Agreement.
     (c) Employee’s obligations hereunder shall survive termination of his/her employment.
     (d) If Employee breaches any of the covenants set forth in this Agreement, he/she agrees to pay all reasonable costs (including attorneys’ fees) incurred by the Company in establishing that breach and in otherwise enforcing any of the covenants or provisions of this Agreement.
     (e) In the event that Employee breaches any of the provisions of Paragraph 1 of this Agreement, the Non-competition period shall be tolled until such breach has been duly cured. If, during the Non-competition period, Employee has or intends to have, any business or professional connection with any business that competes with the Company as set forth in Paragraph 1, Employee shall provide the Company with written notice of the name, address, and telephone number of such company or business, regardless of its location. Employee shall provide such written notice within five business days of the acceptance of any such employment or relationship with such company or business. Written notice under this paragraph shall be delivered to the Company’s Executive Vice President, Human Resources, Public Affairs and Communications via personal delivery, certified mail, or other equally reliable means.
     (f) Employee specifically authorizes the Company to notify any subsequent employers or prospective employers of Employee of the restrictions on Employee contained in this Agreement and of any concerns the Company may have about actual or possible conduct by Employee that may be in breach of this Agreement.
     (g) This Agreement shall be binding upon and inure to the benefit of the legal representatives, heirs, successors and assigns of the parties hereto. It may not be changed orally, but only by a writing signed by the party against whom enforcement of any such change is sought. It is agreed that a waiver by either party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the same party.

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     Intending to be legally bound hereby, Employee has signed this Agreement under seal, as of the date set forth below under his/her signature:

EMPLOYEE	BIOGEN IDEC

/s/ Francesco Granata Francesco Granata	Luci Celona Luci Celona Sr. Director, Talent Acquisition
     Date: 12/22/2009

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